Exhibit 3.3

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION

OF

ABBOTSFORD ACQUISITION CORP.

I, James E. Dwyer, Jr., the President of Abbotsford Acquisition Corp., a Minnesota corporation, do hereby certify that by resolutions in lieu of a special meeting of the sole shareholder of said corporation effective as of December 16, 2009, the following resolutions were adopted in writing by the shareholder, pursuant to Minnesota Statutes, Chapter 302A:

RESOLVED, that Article I of the Articles of Incorporation of this corporation shall be amended to read as follows:

Article I

The name of this corporation is Abbotsford Farms, Inc.

RESOLVED FURTHER, that the President of this corporation is authorized and directed to make and execute Articles of Amendment embracing the foregoing resolution and to cause such Articles of Amendment to be filed for record in the manner required by law.

IN WITNESS WHEREOF, I have hereto set my hand this 16th day of December, 2009.

/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.
President

ARTICLES OF INCORPORATION

OF

ABBOTSFORD ACQUISITION CORP.

The undersigned, being a natural person over the age of 18 years, for the purpose of forming a business corporation under and pursuant to the provisions of Chapter 302A of Minnesota Statutes, does hereby adopt the following Articles of Incorporation:

Article I

The name of this corporation is Abbotsford Acquisition Corp.

Article II

The address of the registered office of this corporation is 301 Carlson Parkway, Suite 400, Minnetonka, Minnesota 55305.

Article III

The aggregate number of shares that this corporation has authority to issue is One Thousand (1,000), with a par value of One Cent ($.01) per share.

Article IV

The board shall have authority to establish more than one class or series of shares of this corporation, and the different classes and series shall have such relative rights and preferences, with such designations, as the board may by resolution provide.

Article V

Except as may be otherwise provided by the board in a resolution establishing a class or series of the shares of this corporation, shareholders shall have no preemptive rights.

Article VI

There shall be no cumulative voting by shareholders for the election of directors.

Article VII

Any action required or permitted to be taken at a board meeting, if such action need not be approved by the shareholders, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present.

Article VIII

A director of this corporation shall not be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director ‘s duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of Minnesota Statutes, (iv) for any transaction from which the director derived any improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VIII. Any repeal or modification of this paragraph by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

Article IX

An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

Article X

Pursuant to Minnesota Statutes, Section 302A.471, Subd. 1(a), a shareholder of this corporation shall not have the right to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the Articles of Incorporation that materially and adversely affects the rights or preferences of the shares of the shareholder.

Article XI

The name and address of the incorporator are:

Marci Winga Fábrega 150 South Fifth Street, Suite 2300 Minneapolis, MN 55402

IN WITNESS WHEREOF, these Articles have been executed this 4th day of December, 2007.

/s/ Marci Winga Fábrega
Marci Winga Fábrega
Incorporator